For Immediate Release
The J. M. Smucker Company Announces Record Fourth Quarter and Full Year Results
•	Fourth quarter net sales increased 81 percent led by Folgers
•	Fourth quarter net income more than doubled; EPS up 19 percent, up 40 percent excluding charges
•	Company updates fiscal 2010 outlook provided at announcement of Folgers transaction; increases estimates

ORRVILLE, Ohio, June 18, 2009 —The J. M. Smucker Company (NYSE: SJM) today announced results for the fourth quarter and fiscal year ended April 30, 2009.  Results for the quarter and year ended April 30, 2009, include the operations of The Folgers Coffee Company (“Folgers”) since the completion of the merger on November 6, 2008.

Executive Summary
Net sales and earnings for 2009 exceeded levels anticipated when the Company updated its outlook in February mainly due to the strength of Folgers.  During April 2009, volume and sales in the retail coffee category increased significantly after 12 to 18 months of flat to declining volume.  Folgers grew at more than double the category rate, increasing its share of market during this time period.  In addition, base Smucker business also achieved solid sales growth.  Favorable operating margin added to the impact of stronger sales, resulting in non-GAAP income per diluted share also exceeding the Company’s expectations.

	Three Months Ended April 30,			Year Ended April 30,
	2009	2008	% Increase (Decrease)	2009	2008	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$1,068.5	$590.0	81%	$3,757.9	$2,524.8	49%
Operating income	$157.4	$61.7	155%	$451.0	$284.2	59%
% of net sales	14.7%	10.5%		12.0%	11.3%
Net income:
Income	$94.3	$37.1	154%	$266.0	$170.4	56%
Income per diluted share	$0.80	$0.67	19%	$3.12	$3.00	4%
EBITDA	$199.8	$77.1	159%	$571.3	$346.2	65%

•	Excluding the impact of acquisitions and foreign exchange, net sales increased 3 percent and 9 percent for the fourth quarter and fiscal 2009, respectively, compared to the same periods in 2008.
•	Amortization expense of $0.10 and $0.01 per diluted share in the fourth quarter, and $0.32 and $0.05 per diluted share are included in the years ended 2009 and 2008, respectively.
•
Restructuring and merger and integration costs of $0.22 and $0.06 per diluted share are included in the fourth quarter of 2009 and 2008, respectively.  Excluding these items, the Company’s non-GAAP income per diluted share was $1.02 and $0.73 for the fourth quarter of 2009 and 2008, respectively, an increase of 40 percent.

•
Restructuring and merger and integration costs of $0.65 and $0.15 per diluted share are included in 2009 and 2008, respectively.  Excluding these costs in both years, the Company’s non-GAAP income per diluted share was $3.77 and $3.15 in 2009 and 2008, respectively, an increase of 20 percent.

“In a year when the economy and external events presented a significant challenge, we are gratified to have achieved another record year of sales and earnings,” commented Tim Smucker, Chairman of the Board and Co-Chief Executive Officer.  “Our core business continues to produce solid results and the recently added coffee business’s performance has exceeded our expectations.  We attribute our continuing success to a clear and proven strategy of owning and marketing leading North American food brands, our ability to make great brands even better, and most importantly, the commitment, continuity, and talent of our team in executing our strategy.”

“This year, we successfully completed the largest merger in our Company’s history when we added Folgers to our portfolio,” added Richard Smucker, Executive Chairman and Co-Chief Executive Officer.  “With the addition of Folgers, more than 75 percent of our sales come from number one food brands—brands that consumers know and trust to deliver in any economic environment.  With a portfolio of iconic brands and dedicated and talented employees, we expect to continue to deliver long-term growth and shareholder value.”

Net Sales
	Three Months Ended April 30,				Year Ended April 30,
	2009	2008	Increase (Decrease)%		2009	2008	Increase (Decrease)%
	(Dollars in millions)

Net sales	$1,068.5	$590.0	$478.5	81%	$3,757.9	$2,524.8	$1,233.1	49%
Adjust for noncomparable items:
Acquisitions:
Folgers	$(456.3)		$(456.3)		$(924.8)		$(924.8)
Other	(18.0)		(18.0)		(107.6)		(107.6)
	$(474.3)		$(474.3)		$(1,032.4)		$(1,032.4)
Foreign exchange	16.2		16.2		35.2		35.2
Net sales without acquisitions and foreign exchange	$610.4	$590.0	$20.4	3%	$2,760.7	$2,524.8	$235.9	9%

Net sales were up 81 percent in the fourth quarter of 2009 compared to 2008, primarily due to the addition of Folgers.  Pricing actions taken during the latter part of 2008 and early 2009, were the primary drivers of the net sales growth without acquisitions.  While the impact of volume and mix was not significant, a number of categories experienced volume gains in the fourth quarter, including Pillsbury® baking mixes and frostings, Hungry Jack® potatoes, pancakes, and syrups, and Eagle Brand® sweetened condensed milk.  As expected, volume declines were primarily concentrated in the oils category, due to competitive activity and gains by private label.   Peanut butter also experienced a slight volume decline reflecting pressures in the category caused by the FDA recall of another manufacturer’s foodservice peanut butter and ingredient peanut products earlier this year.  However, initiatives by the peanut butter industry, and marketing efforts by the Company and other branded competitors, resulted in the category recovering more quickly than anticipated.

Margins

	Three Months Ended April 30,		Year Ended April 30,
	2009	2008	2009	2008
	(% of net sales)

Gross profit	37.4%	30.9%	33.3%	31.0%
Selling, distribution, and administrative expenses:
Marketing and selling	7.7%	9.4%	9.3%	9.7%
Distribution	3.4%	3.5%	3.5%	3.4%
General and administrative	5.9%	7.2%	5.1%	6.2%
	17.0%	20.1%	17.9%	19.3%
Amortization	1.6%	0.2%	1.1%	0.1%
Restructuring and merger and integration costs	3.7%	0.6%	2.2%	0.4%
Other operating expense (income) - net	0.4%	(0.5)%	0.1%	(0.1)%
Operating Income	14.7%	10.5%	12.0%	11.3%

Overall, gross profit increased $217.0 million in the fourth quarter of 2009 compared to 2008 with Folgers contributing over 90 percent of the increase.  This resulted in an overall improvement in gross margin from 30.9 percent in the fourth quarter of 2008 to 37.4 percent in 2009.  The addition of the Folgers business raises the Company’s gross margin level.  In addition, Folgers’ gross margin was favorably impacted by its strong sales, favorable green coffee market conditions, and favorable product sales mix.  Gross profit on the Company’s base business improved by approximately 7 percent, or 0.9 percentage points.

Selling, distribution, and administrative (“SD&A”) expenses increased 53 percent for the fourth quarter of 2009 compared to 2008 with the addition of Folgers accounting for most of the increase.  Most SD&A expenses increased at a lesser rate than net sales, resulting in an overall decrease in SD&A from 20.1 percent of net sales to 17.0 percent.  Marketing expense as a percentage of net sales decreased during the quarter, as the Company focused on planning activities to reenergize the Folgers traditional roast and ground category, including strengthening the core equity advertising.  Due to this shift in brand messaging, marketing initiatives originally planned and budgeted for in the fourth quarter of 2009 were not incurred.  Instead, incremental investments are expected in 2010 to support the Company’s new marketing initiatives.  Selling and corporate administrative expenses also decreased as a percentage of net sales, reflecting the synergies of the combined businesses.

Amortization expense, a noncash item, increased $15.8 million to 1.6 percent of net sales, compared to 0.2 percent of net sales in the same period in 2008, primarily reflecting the addition of intangible assets associated with the Folgers transaction.

Other operating expense – net increased $6.5 million during the fourth quarter compared to the same quarter last year.  This year’s expense reflected losses on the disposition of property, plant, and equipment, while last year’s fourth quarter included a net positive insurance settlement related to storm damage.

Operating income more than doubled compared to the fourth quarter of 2008 and improved from 10.5 percent to 14.7 percent of net sales.  Restructuring and merger and integration costs were $34.6 million higher in the fourth quarter of 2009 compared to 2008, reducing operating margin by 3.7 percentage points as integration activities related to Folgers continued.  During the quarter, the Company recorded a $9.1 million noncash pension charge, included in restructuring costs, associated with its nonbranded Canadian businesses divested in 2007.  Excluding the impact of restructuring and merger and integration costs, operating income increased from 11.3 percent to 18.4 percent of net sales.

Other
During the third quarter, the Company’s debt obligations increased by Folgers’ $350 million LIBOR-based variable rate debt.  In addition, the Company issued $400 million in Senior Notes with a weighted-average interest rate of 6.6 percent in October 2008.  As a result, interest expense increased $8.1 million during the fourth quarter of 2009 compared to 2008.

Income tax expense increased $30.9 million during the fourth quarter of 2009 compared to 2008.  The effective tax rate increased to 33.2 percent in the fourth quarter of 2009 compared to 30.0 percent in 2008.  The fourth quarter 2008 effective tax rate reflected the benefits realized from the resolution of previously open tax positions.  For the year, the effective tax rate decreased slightly from 33.1 percent in 2008 to 32.9 percent for fiscal 2009.

Segment Performance
With the addition of Folgers, the Company added the U.S. retail coffee market reportable segment representing the domestic sales of Folgers®, Millstone®, and Dunkin’ Donuts® branded coffee to retail customers.  Coffee sales to other than domestic retail customers are included in the special markets segment.  In addition, corporate organizational changes made in association with the Folgers transaction have resulted in the Company presenting two new reporting segments – U.S. retail consumer market and U.S. retail oils and baking market.  The U.S. retail consumer market primarily includes sales of Smucker’s®, Jif®, and Hungry Jack® branded products while the U.S. retail oils and baking market primarily includes sales of Crisco®, Pillsbury®, Eagle Brand®, and Martha White® branded products, each to domestic retail customers.  As a result of the change in segment reporting, all historical information presented has been conformed to the new presentation.  See “Unaudited Reportable Segments Supplemental Information” tables for conformed presentation of historical fiscal 2009 and fiscal 2008 reporting periods.

	Three Months Ended April 30,			Year Ended April 30,
	2009	2008	% Increase (Decrease)	2009	2008	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. retail consumer market	$257.1	$245.5	5%	$1,103.3	$998.6	10%
U.S. retail oils and baking market	185.2	173.4	7%	995.5	876.0	14%
U.S. retail coffee market	412.6	-	n/a	855.6	-	n/a
Special markets	213.6	171.0	25%	803.6	650.2	24%

Segment profit:
U.S. retail consumer market	$58.7	$55.0	7%	$249.3	$233.2	7%
U.S. retail oils and baking market	17.7	21.3	(17)%	124.2	99.6	25%
U.S. retail coffee market	150.8	-	n/a	241.0	-	n/a
Special markets	37.6	24.4	54%	111.7	92.0	21%

Segment profit margin:
U.S. retail consumer market	22.8%	22.4%		22.6%	23.4%
U.S. retail oils and baking market	9.5%	12.3%		12.5%	11.4%
U.S. retail coffee market	36.5%	n/a		28.2%	n/a
Special markets	17.6%	14.3%		13.9%	14.2%

U.S. Retail Consumer Market
U.S. retail consumer market segment net sales for the quarter were up 5 percent compared to the prior year with increases in Smucker’s® fruit spreads and toppings, Hungry Jack®, and Jif® primarily due to pricing gains.  The Knott’s Berry Farm® and Europe’s Best® acquisitions contributed net sales of approximately $4.6 million.  Overall volume in the consumer market was flat with gains in syrups, pancakes, and potato side dishes, offsetting modest declines in fruit spreads and peanut butter, and a softening in sales of Smucker’s® Uncrustables®.

U.S. retail consumer market profit increased 7 percent for the fourth quarter of 2009 compared to the same period in 2008, reflecting sales growth, lower marketing and selling costs, and the recognition of synergies.  Segment profit margin for the quarter improved from 22.4 percent of net sales in 2008 to 22.8 percent in 2009.

U.S. Retail Oils and Baking Market
Net sales in the U.S. retail oils and baking market segment were up 7 percent for the fourth quarter of 2009 compared to 2008, due to a combination of volume and pricing gains.  Total volume in the U.S. retail oils and baking market was up 4 percent, as increases in baking mixes, frostings and flour offset declines in oils and private label canned milk.

U.S. retail oils and baking market profit decreased $3.6 million, or 17 percent, for the fourth quarter compared to the same period in 2008.  Gross profit in the oils and baking market improved due to better profitability in the baking business and a better match of prices to costs this year compared to last year.  However, marketing expenses increased significantly over the fourth quarter of 2008, primarily in support of Crisco® olive oil, resulting in an overall decline in segment profit.

U.S. Retail Coffee Market
The U.S. retail coffee market segment contributed $412.6 million to net sales in the fourth quarter.   Compared to the same three-month period last year prior to the transaction, net sales increased 6 percent with volume increasing approximately 16 percent, offset by price decreases taken over the last twelve months to reflect sustained cost decreases for green coffee.  Folgers benefited from improved sales execution led by a fully integrated sales team during the Easter holiday, the first key promotional period under the Company’s ownership.  Additionally, the continued expansion of the Dunkin’ Donuts® brand in the gourmet category continued to outpace growth in traditional roast and ground.

The U.S. retail coffee market segment added $150.8 million in segment profit for the fourth quarter of 2009 representing a 36.5 percent segment profit margin.  Margins in the coffee segment were well above historical averages and are not expected to continue at this level due to gains in gross profit and the timing of marketing expenses.

Special Markets
Net sales in the fourth quarter for the special markets segment increased 25 percent.  The acquisition of Folgers added $43.7 million to special markets net sales and, combined with price increases and the contribution of the Knott’s Berry Farm® and Europe’s Best® acquisitions, more than offset the impact of foreign exchange and volume declines in foodservice portion control and natural foods (formerly beverage) caused by the current economic environment.

Special markets segment profit increased 54 percent for the quarter of 2009 compared to 2008, again resulting from the impact of recent acquisitions.  Profit margin for the quarter improved from 14.3 percent in the fourth quarter of 2008 to 17.6 percent in 2009.

Other Financial Results and Measures
For the fourth quarter of 2009, earnings before interest, taxes, depreciation, and amortization (“EBITDA”) was $199.8 million, or 18.7 percent of net sales, compared to $77.1 million, or 13.1 percent of net sales in the fourth quarter of 2008, primarily reflecting the impact of the Folgers merger.  For the full year of 2009, EBITDA was $571.3 million, or 15.2 percent of net sales, compared to $346.2 million, or 13.7 percent for the full year of 2008.

Cash provided by operating activities during the quarter was $155.8 million leading to an overall increase in cash and cash equivalents of $96.8 million.  As a result, the Company had $456.7 million in cash and cash equivalents on hand at April 30, 2009.  Free cash flow, defined as cash provided by operating activities less capital expenditures, was $131.8 million for the fourth quarter of 2009 compared to a negative $24.6 million in the comparable period last year.

Outlook
For fiscal 2010, net sales are expected to increase to approximately $4.5 billion, up 20 percent over fiscal 2009.  Owning the Folgers business for the full year, compared to the six months included in 2009, is anticipated to contribute an additional $800 to $850 million to net sales.  Income per diluted share, excluding merger and integration costs of $0.17 to $0.19 per diluted share, is expected to range between $3.65 and $3.80.  Approximately $0.40 per share of amortization, a noncash item, is included in this range resulting from the significant amount of intangible assets recorded on the Company’s balance sheet.  This range exceeds estimates provided for fiscal 2010 upon announcement of the Folgers transaction in June 2008 of $3.62 to $3.72 per share.

Conference Call

The Company will conduct an earnings conference call and webcast today, Thursday, June 18, 2009, at 9:00 a.m. E.T.  The webcast, as well as a replay in downloadable MP3 format, can be accessed from the Company’s website at www.smuckers.com.  For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 3491885, and will be available until Thursday, June 25, 2009.

Non-GAAP Measures

The Company uses non-GAAP measures including net sales excluding acquisitions and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and amortization;  EBITDA; adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures is consistent with the way management internally evaluates its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies.  A reconciliation of non-GAAP measures to the comparable GAAP item for the current quarter and fiscal year is included in the “Unaudited Non-GAAP Measures” table.

About The J. M. Smucker Company
For more than 100 years, The J. M. Smucker Company has been committed to offering consumers quality products that help families create memorable mealtime moments.  Today, Smucker is the leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker's®, Folgers®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe’s Best® and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. The Company has appeared on FORTUNE Magazine's list of the 100 Best Companies to Work For in the United States 11 times, ranking number one in 2004. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury is a trademark of The Pillsbury Company, used under license; Carnation is a trademark of Societe des Produits Nestle S.A., used under license; and Dunkin’ Donuts is a registered trademark of DD IP Holder LLC used under license.

The J. M. Smucker Company Forward-Looking Language
This press release contains forward-looking statements, such as projected operating results, earnings and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by those forward-looking statements.  Readers should understand that the risks, uncertainties, factors and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements: (i) volatility of commodity markets from which raw materials, particularly green coffee beans, wheat, soybean oil, milk, and peanuts are procured and the related impact on costs; (ii) risks associated with hedging and derivative strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company’s liquidity;  (iii) the successful completion of the integration of the coffee business with the Company’s business, operations, and culture and the ability to realize synergies and other potential benefits of the merger within the time frames currently contemplated; (iv) crude oil price trends and their impact on transportation, energy, and packaging costs; (v) the ability to successfully implement price changes; (vi) the success and cost of introducing new products and the competitive response; (vii) the success and cost of marketing and sales programs and strategies intended to promote growth in Smucker’s businesses; (viii) general competitive activity in the market, including competitors’ pricing practices and promotional spending levels; (ix) the impact of food safety concerns, involving either the Company  or its competitors‘ products; (x) the concentration of certain of Smucker’s businesses, with key customers and suppliers and the ability to manage and maintain key relationships; (xi) the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer; (xii) changes in consumer coffee preferences, and other factors affecting the coffee business, which represents a substantial portion of the Company’s business; (xiii) the ability of the Company to obtain any required financing; (xiv) the timing and amount of capital expenditures, restructuring, and merger and integration costs; (xv) impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets; (xvi) the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on Smucker’s tax positions; (xvii) foreign currency and interest rate fluctuations; (xviii) political or economic disruption due to the global recession and credit crisis; (xix) other factors affecting share prices and capital markets generally; and (xx) the other factors described under “Risk Factors” in other reports and statements filed by Smucker with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and proxy materials.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release.  Smucker does not assume any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts:
The J. M. Smucker Company
(330) 682-3000

Investors:
Mark R. Belgya
Vice President and Chief Financial Officer

Sonal Robinson
Director, Corporate Finance and Investor Relations

Media:
Maribeth Badertscher
Director, Corporate Communications

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended April 30,			Year Ended April 30,

	2009	2008	% Increase (Decrease)	2009	2008	% Increase (Decrease)
	(Dollars in thousands, except per share data)

Net sales	$1,068,540	$589,998	81%	$3,757,933	$2,524,774	49%
Cost of products sold	669,350	406,511	65%	2,506,504	1,741,100	44%
Cost of products sold - restructuring	-	1,248	(100)%	-	1,510	(100)%
Gross Profit	399,190	182,239	119%	1,251,429	782,164	60%
Gross margin	37.4%	30.9%		33.3%	31.0%

Selling, distribution, and administrative expenses	181,709	118,635	53%	673,565	486,592	38%
Amortization	16,803	1,012	1560%	40,314	4,073	890%
Merger and integration costs	30,247	2,083	1352%	72,666	7,967	812%
Other restructuring costs	9,326	1,631	472%	10,229	3,237	216%
Other operating expense (income) – net	3,658	(2,809)	(230)%	3,624	(3,879)	(193)%
Operating Income	157,447	61,687	155%	451,031	284,174	59%
Operating margin	14.7%	10.5%		12.0%	11.3%

Interest income	1,932	2,244	(14)%	6,993	13,259	(47)%
Interest expense	(18,461)	(10,410)	77%	(62,478)	(42,145)	48%
Other income (expense) – net	119	(592)	(120)%	519	(500)	(204)%
Income Before Income Taxes	141,037	52,929	166%	396,065	254,788	55%
Income taxes	46,769	15,878	195%	130,112	84,409	54%
Net Income	$94,268	$37,051	154%	$265,953	$170,379	56%

Net income per common share	$0.80	$0.68	18%	$3.14	$3.03	4%

Net income per common share– assuming dilution	$0.80	$0.67	19%	$3.12	$3.00	4%

Dividends declared per common share	$0.35	$0.32	9%	$6.31	$1.22	417%

Weighted-average shares outstanding	117,615,956	54,721,975	115%	84,823,849	56,226,206	51%
Weighted-average shares outstanding – assuming dilution	118,203,238	55,229,379	114%	85,285,211	56,720,645	50%

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	April 30, 2009	April 30, 2008
	(Dollars in thousands)

Assets
Current Assets:
Cash and cash equivalents	$456,693	$171,541
Trade receivables	266,037	162,426
Inventories	603,926	379,608
Other current assets	72,235	62,632
Total Current Assets	1,398,891	776,207

Property, Plant, and Equipment, Net	838,433	496,296

Other Noncurrent Assets:
Goodwill	2,791,391	1,132,476
Other intangible assets, net	3,098,976	614,000
Other assets	64,470	110,902
Total Other Noncurrent Assets	5,954,837	1,857,378
	$8,192,161	$3,129,881

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$198,954	$119,844
Note payable	350,000	-
Current portion of long-term debt	276,726	-
Other current liabilities	235,556	119,553
Total Current Liabilities	1,061,236	239,397

Noncurrent Liabilities:
Long-term debt, net of current portion	910,000	789,684
Other noncurrent liabilities	1,280,994	300,947
Total Noncurrent Liabilities	2,190,994	1,090,631

Shareholders' Equity, net	4,939,931	1,799,853
	$8,192,161	$3,129,881

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Year Ended April 30,
	2009	2008
	(Dollars in thousands)

Operating Activities
Net income	$265,953	$170,379
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	79,450	58,497
Amortization	40,314	4,073
Asset impairments and other restructuring charges	9,093	1,510
Share-based compensation expense	22,105	11,531
Working capital	27,913	(66,469)
Net Cash Provided by Operating Activities	444,828	179,521

Investing Activities
Businesses acquired, net of cash acquired	(77,335)	(220,949)
Additions to property, plant, and equipment	(108,907)	(76,430)
Proceeds from sale of business	-	3,407
Purchases of marketable securities	-	(229,405)
Sales and maturities of marketable securities	3,013	257,536
Other - net	8,413	3,355
Net Cash Used for Investing Activities	(174,816)	(262,486)

Financing Activities
Proceeds from long-term debt	400,000	400,000
Repayments of long-term debt	-	(148,000)
Dividends paid	(384,876)	(68,074)
Purchase of treasury shares	(4,025)	(152,521)
Other - net	1,502	18,434
Net Cash Provided by Financing Activities	12,601	49,839
Effect of exchange rate changes	2,539	5,126
Net increase in cash and cash equivalents	285,152	(28,000)
Cash and cash equivalents at beginning of period	171,541	199,541
Cash and cash equivalents at end of period	$456,693	$171,541

(   ) Denotes use of cash

The J. M. Smucker Company
Unaudited Non-GAAP Measures

	Three Months Ended April 30,			Year Ended April 30,

	2009	2008	% Increase (Decrease)	2009	2008	% Increase (Decrease)
				(Dollars in thousands, except per share data)

Operating income before restructuring and merger and integration costs: (1)	$197,020	$66,649	196%	$533,926	$296,888	80%
% of net sales	18.4%	11.3%		14.2%	11.8%

Income before restructuring and merger and integration costs: (2)
Income	$120,768	$40,433	199%	$321,617	$178,881	80%
Income per common share — assuming dilution	$1.02	$0.73	40%	$3.77	$3.15	20%

Income before restructuring, merger and integration costs, and amortization: (3)
Income	$132,010	$41,135	221%	$348,687	$181,605	92%
Income per common share — assuming dilution	$1.12	$0.74	51%	$4.09	$3.20	28%

(1) Reconciliation to operating income:
Operating income	$157,447	$61,687	155%	$451,031	$284,174	59%
Merger and integration costs	30,247	2,083	1352%	72,666	7,967	812%
Cost of products sold - restructuring	-	1,248	(100)%	-	1,510	(100)%
Restructuring costs	9,326	1,631	472%	10,229	3,237	216%
Operating income before restructuring and merger and integration costs	$197,020	$66,649	196%	$533,926	$296,888	80%

(2) Reconciliation to net income:
Income before income taxes	$141,037	$52,929	166%	$396,065	$254,788	55%
Merger and integration costs	30,247	2,083	1352%	72,666	7,967	812%
Cost of products sold - restructuring	-	1,248	(100)%	-	1,510	(100)%
Restructuring costs	9,326	1,631	472%	10,229	3,237	216%
Income before income taxes, restructuring, and merger and integration costs	180,610	57,891	212%	478,960	267,502	79%
Income taxes	59,842	17,458	243%	157,343	88,621	78%
Income before restructuring and merger and integration costs	$120,768	$40,433	199%	$321,617	$178,881	80%

(3) Reconciliation to net income:
Income before income taxes	$141,037	$52,929	166%	$396,065	$254,788	55%
Merger and integration costs	30,247	2,083	1352%	72,666	7,967	812%
Cost of products sold - restructuring	-	1,248	(100)%	-	1,510	(100)%
Restructuring costs	9,326	1,631	472%	10,229	3,237	216%
Amortization	16,803	1,012	1560%	40,314	4,073	890%
Income before income taxes, restructuring, merger and integration costs, and amortization	197,413	58,903	235%	519,274	271,575	91%
Income taxes	65,403	17,768	268%	170,587	89,970	90%
Income before restructuring, merger and integration costs, and amortization	$132,010	$41,135	221%	$348,687	$181,605	92%

The Company uses non-GAAP measures including net sales excluding acquisitions and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and amortization;  earnings before interest, taxes, depreciation, and amortization (“EBITDA”); adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures is consistent with the way management internally evaluates its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies.

The J. M. Smucker Company
Unaudited Non-GAAP Measures

	Three Months Ended April 30,			Year Ended April 30,

	2009	2008	% Increase (Decrease)	2009	2008	% Increase (Decrease)
				(Dollars in thousands, except per share data)

Earnings before interest, taxes, depreciation, and amortization:(4)	$199,803	$77,076	159%	$571,314	$346,244	65%
% of net sales	18.7%	13.1%		15.2%	13.7%

Free cash flow: (5)	$131,799	$(24,589)	(636)%	$335,921	$103,091	226%

(4) Reconciliation to net income:
Income before income taxes	$141,037	$52,929	166%	$396,065	$254,788	55%
Interest income	(1,932)	(2,244)	(14)%	(6,993)	(13,259)	(47)%
Interest expense	18,461	10,410	77%	62,478	42,145	48%
Depreciation	25,434	14,969	70%	79,450	58,497	36%
Amortization	16,803	1,012	1560%	40,314	4,073	890%
Earnings before interest, taxes, depreciation, and amortization	$199,803	$77,076	159%	$571,314	$346,244	65%
Merger and integration costs	30,247	2,083	1352%	72,666	7,967	812%
Cost of products sold - restructuring	-	1,248	(100)%	-	1,510	(100)%
Restructuring costs	9,326	1,631	472%	10,229	3,237	216%
Share-based compensation expense	5,080	2,839	79%	14,043	11,531	22%
Adjusted earnings before interest, taxes, depreciation, and amortization	$244,456	$84,877	188%	$668,252	$370,489	80%
% of net sales	22.9%	14.4%		17.8%	14.7%

(5) Reconciliation to cash provided by operating activities:
Cash provided by operating activities	$155,818	$(1,721)	(9154)%	$444,828	$179,521	148%
Additions to property, plant, and equipment	(24,019)	(22,868)	5%	(108,907)	(76,430)	42%
Free cash flow	$131,799	$(24,589)	(636)%	$335,921	$103,091	226%

The Company uses non-GAAP measures including net sales excluding acquisitions and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and amortization;  earnings before interest, taxes, depreciation, and amortization (“EBITDA”); adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures is consistent with the way management internally evaluates its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended April 30,			Year Ended April 30,

	2009	2008	% Increase (Decrease)	2009	2008	% Increase (Decrease)
	(Dollars in thousands)

Net sales:
U.S. retail consumer market	$257,122	$245,545	5%	$1,103,264	$998,556	10%
U.S. retail oils and baking market	185,229	173,449	7%	995,474	875,991	14%
U.S. retail coffee market	412,638	-	n/a	855,571	-	n/a
Special markets	213,551	171,004	25%	803,624	650,227	24%
Total net sales	$1,068,540	$589,998	81%	$3,757,933	$2,524,774	49%

Segment profit:
U.S. retail consumer market	$58,704	$54,984	7%	$249,313	$233,201	7%
U.S. retail oils and baking market	17,679	21,299	(17)%	124,150	99,626	25%
U.S. retail coffee market	150,753	-	n/a	240,971	-	n/a
Special markets	37,570	24,389	54%	111,741	92,019	21%
Total segment profit	$264,706	$100,672	163%	$726,175	$424,846	71%
Interest income	1,932	2,244	(14)%	6,993	13,259	(47)%
Interest expense	(18,461)	(10,410)	77%	(62,478)	(42,145)	48%
Amortization	(16,803)	(1,012)	1560%	(40,314)	(4,073)	890%
Share-based compensation expense	(5,080)	(2,839)	79%	(14,043)	(11,531)	22%
Restructuring costs	(9,326)	(2,879)	224%	(10,229)	(4,747)	115%
Merger and integration costs	(30,247)	(2,083)	1352%	(72,666)	(7,967)	812%
Corporate administrative expense	(43,018)	(32,309)	33%	(133,313)	(115,618)	15%
Other unallocated (expense) income	(2,666)	1,545	(273)%	(4,060)	2,764	(247)%
Income before income taxes	$141,037	$52,929	166%	$396,065	$254,788	55%

Segment profit margin:
U.S. retail consumer market	22.8%	22.4%		22.6%	23.4%
U.S. retail oils and baking market	9.5%	12.3%		12.5%	11.4%
U.S. retail coffee market	36.5%	n/a		28.2%	n/a
Special markets	17.6%	14.3%		13.9%	14.2%

The J. M. Smucker Company
Unaudited Reportable Segments Supplemental Information

	Three Months Ended January 31,			Nine Months Ended January 31,

	2009	2008	% Increase (Decrease)	2009	2008	% Increase (Decrease)
	(Dollars in thousands)

Net sales:
U.S. retail consumer market	$270,465	$247,334	9%	$846,142	$753,011	12%
U.S. retail oils and baking market	278,793	254,840	9%	810,245	702,542	15%
U.S. retail coffee market	442,933	-	n/a	442,933	-	n/a
Special markets	190,403	163,199	17%	590,073	479,223	23%
Total net sales	$1,182,594	$665,373	78%	$2,689,393	$1,934,776	39%

Segment profit:
U.S. retail consumer market	$62,750	$57,687	9%	$190,609	$178,217	7%
U.S. retail oils and baking market	47,509	21,692	119%	106,471	78,327	36%
U.S. retail coffee market	90,218	-	n/a	90,218	-	n/a
Special markets	26,982	25,206	7%	74,171	67,630	10%
Total segment profit	$227,459	$104,585	117%	$461,469	$324,174	42%

Segment profit margin:
U.S. retail consumer market	23.2%	23.3%		22.5%	23.7%
U.S. retail oils and baking market	17.0%	8.5%		13.1%	11.1%
U.S. retail coffee market	20.4%	n/a		20.4%	n/a
Special markets	14.2%	15.4%		12.6%	14.1%

The J. M. Smucker Company
Unaudited Reportable Segments Supplemental Information

	Three Months Ended October 31,			Six Months Ended October 31,

	2008	2007	% Increase (Decrease)	2008	2007	% Increase (Decrease)
	(Dollars in thousands)

Net sales:
U.S. retail consumer market	$301,701	$259,278	16%	$575,677	$505,677	14%
U.S. retail oils and baking market	333,287	275,946	21%	531,452	447,702	19%
U.S. retail coffee market	-	-	n/a	-	-	n/a
Special markets	208,154	172,666	21%	399,670	316,024	26%
Total net sales	$843,142	$707,890	19%	$1,506,799	$1,269,403	19%

Segment profit:
U.S. retail consumer market	$68,064	$59,432	15%	$127,859	$120,530	6%
U.S. retail oils and baking market	30,896	38,975	(21)%	58,962	56,635	4%
U.S. retail coffee market	-	-	n/a	-	-	n/a
Special markets	26,451	20,788	27%	47,189	42,424	11%
Total segment profit	$125,411	$119,195	5%	$234,010	$219,589	7%

Segment profit margin:
U.S. retail consumer market	22.6%	22.9%		22.2%	23.8%
U.S. retail oils and baking market	9.3%	14.1%		11.1%	12.7%
U.S. retail coffee market	n/a	n/a		n/a	n/a
Special markets	12.7%	12.0%		11.8%	13.4%

The J. M. Smucker Company
Unaudited Reportable Segments Supplemental Information

	Three Months Ended July 31,

	2008	2007	% Increase (Decrease)
	(Dollars in thousands)

Net sales:
U.S. retail consumer market	$273,976	$246,399	11%
U.S. retail oils and baking market	198,165	171,756	15%
U.S. retail coffee market	-	-	n/a
Special markets	191,516	143,358	34%
Total net sales	$663,657	$561,513	18%

Segment profit:
U.S. retail consumer market	$59,795	$61,098	(2)%
U.S. retail oils and baking market	28,066	17,660	59%
U.S. retail coffee market	-	-	n/a
Special markets	20,738	21,636	(4)%
Total segment profit	$108,599	$100,394	8%

Segment profit margin:
U.S. retail consumer market	21.8%	24.8%
U.S. retail oils and baking market	14.2%	10.3%
U.S. retail coffee market	n/a	n/a
Special markets	10.8%	15.1%